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                                                                      EXHIBIT 11

                                  ADTRAN, INC

        WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
              FOR THE THREE MONTHS  ENDED MARCH 31, 1995 AND 1996




                                                          THREE MONTHS ENDED
                                                                MARCH 31,
                                                            1995        1996
                                                         ----------  ----------
Weighted average common shares outstanding.............  36,340,044  37,462,275
Net weighted average common stock options outstanding
   under the treasury stock method.....................   2,655,228   2,086,831
                                                         ----------  ----------
Weighted average common  and common equivalent shares
   outstanding.........................................  38,995,272  39,549,106
                                                         ==========  ==========

Net income.............................................  $6,074,602  $8,623,388
                                                         ==========  ==========


Net income per common and common equivalent share......  $      .16  $      .22
                                                         ==========  ==========




Note: All share and per share amounts give retroactive effect to the 2-for-1 stock split declared by the board of directors, payable on May 12, 1995, to stockholders of record on April 27, 1995.

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